STOCK PURCHASE AGREEMENT

Dated as of November 5, 2007

by and among

Cloud Holding LLC

Icahn Enterprises Holdings L.P.,

Arnos Corp.,

Philip Services Corporation

and

PSC Metals Inc.

i

4.10	Real Property.	12
4.11	Tangible Personal Property.	12
4.12	Contracts.	12
4.13	Licenses.	13
4.14	Accuracy of Statements.	13
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND IEH		14
5.1	Organization of Buyer and IEH.	14
5.2	Authority.	14
5.3	No Conflicts.	14
5.4	Consents and Approvals.	15
5.5	Brokers.	15
5.6	Financial Condition.	15
ARTICLE VI COVENANTS		15
6.1	Maintenance of Business Prior to Closing.	15
6.2	Efforts to Consummate Transaction.	17
6.3	Tax Matters.	18
ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND IEH		18
7.1	Warranties True as of Both Present Date and Closing Date.	18
7.2	Compliance by PSC and the Corporation.	19
7.3	Certificates of PSC and the Corporation.	19
7.4	No Material Adverse Change.	19
7.5	Actions or Proceedings.	19
7.6	Conversion to Limited Liability Companies.	19
ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF PSC AND THE CORPORATION		19
8.1	Warranties True as of Both Present Date and Closing Date.	19
8.2	Compliance by Buyer.	19
8.3	Certificates of Buyer and IEH.	20
8.4	Actions or Proceedings.	20
ARTICLE IX TERMINATION		20
9.1	Termination.	20
9.2	Effect of Termination.	20
ARTICLE X INDEMNIFICATION		21
10.1	Indemnification by Arnos.	21
10.2	Claims.	21

ii

10.3	Notice of Third Party Claims; Assumption of Defense.	21
10.4	Settlement or Compromise.	22
10.5	Failure of Arnos to Act.	22
10.6	Tax Character.	23
10.7	Sole and Exclusive Remedy.	23
ARTICLE XI DEFINITIONS		23
11.1	Defined Terms.	23
ARTICLE XII MISCELLANEOUS		29
12.1	Investigation.	29
12.2	Survival of Representations and Warranties.	30
12.3	Entire Agreement.	30
12.4	Waiver.	30
12.5	Amendment.	30
12.6	No Third Party Beneficiary.	30
12.7	Assignment; Binding Effect.	30
12.8	Headings.	30
12.9	Invalid Provisions.	30
12.10	Governing Law.	30
12.11	Counterparts.	31
12.12	Waiver of Jury Trial.	31
12.13	Consent to Jurisdiction.	31
12.14	Expenses.	31
12.15	Notices.	32
12.16	Further Assurances.	33

iii

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 5, 2007, by and among Icahn Enterprises Holdings, L.P., a Delaware limited partnership (“IEH”), Cloud Holding LLC, a Delaware limited liability company (the “Buyer”), the sole member of which is AREH Oil & Gas Corp., which is, in turn, a wholly-owned subsidiary of IEH, Arnos Corp., a Nevada corporation (“Arnos”), Philip Services Corporation, a Delaware corporation and a majority owned subsidiary of Arnos (“PSC”), and PSC Metals, Inc., an Ohio corporation and a wholly owned subsidiary of PSC (the “Corporation”). Capitalized terms not otherwise defined herein have the meanings set forth in Article XI.

Recitals:

WHEREAS, PSC owns all of the issued and outstanding capital stock (the “Metals Stock”) of the Corporation; and

WHEREAS, PSC desires to sell to Buyer, and Buyer desires to purchase from PSC, the Metals Stock, upon the terms and subject to the conditions in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

TERMS OF THE TRANSACTION

1.1 Agreement to Sell and to Purchase the Metals Stock. At the Closing, and on the terms set forth in this Agreement and subject only to the conditions set forth in Articles VII and VIII of this Agreement, PSC shall cause the Metals Stock to be sold, assigned, transferred, delivered and conveyed to Buyer, and Buyer shall purchase and accept the Metals Stock.

1.2 Purchase Price and Payment. In consideration of the sale of the Metals Stock to Buyer, Buyer shall pay to PSC at the Closing an amount equal to $335,000,000 (the “Purchase Price”) by wire transfer in immediately available funds to a bank account or accounts to be designated by PSC.

1.3 Closing. Subject to fulfillment or waiver of the conditions set forth in Articles VII and VIII of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at the offices of the Buyer, located at White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601 or such other place as the parties may agree, at 10:00 a.m., local time, on the second business day immediately following the day on which the last to be satisfied or waived of the conditions set forth in Articles VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance herewith or (b) at such other time, date or place as PSC and Buyer may agree. The date on which the Closing occurs is herein referred to as the “Closing Date”. The Closing shall be deemed effective for all accounting, financial and reporting purposes as of the close of business on the Closing Date.

1.4 Actions at the Closing. At the Closing: (i) PSC shall deliver to Buyer one or more certificates representing the Metals Stock duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and otherwise in form acceptable for transfer of the Metals Stock to Buyer; (ii) Buyer shall deliver to PSC the Purchase Price by wire transfer in immediately available funds to a bank account or accounts specified by PSC; (iii) PSC shall deliver to Buyer evidence in form and substance reasonably satisfactory to Buyer that the Corporation and its Subsidiaries have each been released from any further liability, obligation or Lien under the UBS Facility; and (iv) PSC shall deliver to Buyer evidence in form and substance reasonably satisfactory to Buyer of the release of the Corporation and its Subsidiaries from any further liability or obligation under that certain Intercompany Note dated December 30, 2004 issued by PSC and each of its Subsidiaries to PSC and each of its Subsidiaries (the “Intercompany Note”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PSC

As an inducement to Buyer and IEH to enter into this Agreement, PSC hereby makes the following representations and warranties to Buyer and IEH except as set forth in the Disclosure Schedule attached to this Agreement (it being agreed that any exceptions to such representations and warranties shall clearly identify the sections of this Agreement to which they apply):

2.1 Organization of PSC. PSC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. PSC has full organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation, the obligation to transfer the Metals Stock.

2.2 Authority. The execution and delivery by PSC of this Agreement, and the performance by PSC of its obligations hereunder, have been duly and validly authorized by PSC’s board of directors and no other action on the part of PSC, its board of directors or stockholders is necessary for such execution, delivery or performance. This Agreement has been duly and validly executed and delivered by PSC and constitutes a legal, valid and binding obligation of PSC, enforceable against PSC in accordance with its terms.

2.3 Title. The delivery of the Metals Stock and other instruments of transfer delivered by PSC to Buyer at the Closing will transfer to Buyer good and valid title to the Metals Stock owned by PSC immediately prior to the Closing (which Metals Stock represents all of the issued and outstanding shares of capital stock of the Corporation immediately prior to the Closing), free and clear of all Liens.

2.4 No Conflicts. The execution and delivery by PSC of this Agreement do not, and the performance by PSC of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of PSC or the Corporation;

(b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to PSC or the Corporation ; or

(c) (i) except as set forth on Schedule 2.4, conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require PSC or the Corporation to obtain any consent, approval or action of, make any filing with or give any notice to any Person, other than under the UBS Facility, as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon the Corporation or any of the Assets and Properties of the Corporation under, any Contract or License to which PSC or the Corporation is a party or by which any of the Corporation’s Assets and Properties are bound.

2.5 Governmental Consents and Approvals. Except as set forth on Schedule 2.5, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority is necessary in connection with the execution, delivery and performance by PSC of this Agreement or the consummation of the transactions contemplated hereby.

2.6 Working Capital Amount. As of the Closing Date, the Working Capital Amount, after excluding the $34,600,000 debt obligation incurred under the UBS Facility in connection with the September, 2007 acquisition of Wimco Operating Company, Inc. and certain of its Affiliates, shall be at least $135,000,000.

2.7 Brokers. Neither PSC nor the Corporation has used any broker or finder in connection with the transactions contemplated hereby, and neither Buyer nor any Affiliate of Buyer has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained or purporting to be retained by PSC or by the Corporation in connection with any of the transactions contemplated by this Agreement.

2.8 Accuracy of Statements.

Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of PSC to Buyer or any representative or Affiliate of Buyer in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PSC RELATING TO THE CORPORATION AND ITS SUBSIDIARIES

As an inducement to Buyer and IEH to enter into this Agreement, PSC hereby makes the following representations and warranties to Buyer and IEH, except as set forth in the Disclosure Schedule attached to this Agreement (it being agreed that any exceptions to such representations and warranties shall clearly identify the sections of this Agreement to which they apply).

3.1 Due Organization; Authority.

(a) Each of the Corporation and the Subsidiaries is duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, as the case may be, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted. Each of the Corporation and the Subsidiaries is licensed or qualified to do business and is in good standing (where the concept of “good standing” is applicable) as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it require such licensing or qualification.

(b) PSC has delivered to Buyer true, correct and complete copies of the organizational documents of the Corporation, which organizational documents are in full force and effect.

(c) The Corporation’s board of directors has duly authorized and approved this Agreement and, this Agreement has been duly authorized by the Corporation by all necessary corporate action.

3.2 Capitalization.

(a) The authorized capital stock of the Corporation consists of 100 shares of common stock, of which one (1) share of common stock (constituting all of the shares of capital stock of the Corporation) is issued and outstanding as of the date hereof and represent all of the shares of the Corporation’s capital stock issued and outstanding. All of the shares of Metals Stock have been duly authorized and are validly issued, fully paid and nonassessable.

(b) PSC owns the Metals Stock of record and beneficially, free and clear of all Liens, other than Liens securing the UBS Facility. No Person holds any option, warrant, convertible security or other right to acquire any capital stock or other securities of the Corporation. There are no obligations, contingent or otherwise, of the Corporation to repurchase, redeem or otherwise acquire any ownership interests of the Corporation or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person.

3.3 Subsidiaries. Except as disclosed on Schedule 3.3, all of the Subsidiaries are directly or indirectly wholly owned by the Corporation.

3.4 Financial Statements.

(a) PSC has delivered to Buyer true, correct and complete copies of the Audited Financial Statements. The Audited Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position, assets, liabilities and retained earnings of the respective companies as of the dates thereof and the revenues, expenses, results of operations, and cash flows of the respective companies for the periods covered thereby. The Audited Financial Statements are in accordance with the books and records of the respective companies, and do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact (whether or not required to be disclosed under GAAP) or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

(b) PSC has delivered to Buyer true and complete copies of the Interim Financial Statements. The Interim Financial Statements present fairly the financial position, assets, liabilities and retained earnings of the respective companies as of the dates thereof and the revenues, expenses, results of operations, and cash flows of the respective companies for the periods covered thereby. The Interim Financial Statements are in accordance with the books and records of the respective companies, and do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact (whether or not required to be disclosed under GAAP) or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.5 Governmental Approvals; No Violations. Other than (i) the filings and/or notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if required, (ii) compliance with any applicable foreign or state securities or blue sky laws, (iii) the filings or notices that are required and customary pursuant to any state environmental transfer statutes (collectively, clauses (i) through (iii), the “Governmental Approvals”), (iv) a consent under the UBS Facility and (v) those consents and approvals of third Persons set forth on Schedule 3.5, no notices, reports or other filings are required to be made by the Corporation with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Corporation from, any Governmental or Regulatory Authority or any other Person in connection with the execution, delivery and performance of this Agreement by the Corporation and the consummation of the transactions contemplated hereby.

3.6 No Adverse Effects or Changes. Except as set forth on Schedule 3.6, since August 31, 2007, (i) the Subsidiaries and the Corporation, taken as a whole, have not suffered any Material Adverse Effect; (ii) there has been no change, event, development, damage or circumstance affecting the Subsidiaries and the Corporation, taken as a whole, that, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Subsidiaries and the Corporation, taken as a whole; (iii) there has not been any material change by the Corporation in its accounting methods, principles or practices, or any material revaluation by the Corporation of any of its assets, including material writing down the value of inventory or material writing off notes or accounts receivable; (iv) neither the Corporation, the Subsidiaries nor any of their officers or directors in their representative capacities on behalf of the Corporation or Subsidiaries, as the case may be, has taken any action that, had such action been taken following the date hereof without IEH’s approval, would breach Section 6.1(b), and (v) each of the Corporation and the Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice, except for the conversion through merger, conversion or otherwise of some or all of the Subsidiaries from being corporate entities to becoming limited liability companies.

3.7 Title to Properties. Each of the Corporation and the Subsidiaries has good and marketable title to, and each of them is the lawful owner of, all of their respective tangible and intangible assets, properties and rights used in connection with their respective business and all of their respective tangible and intangible assets, properties and rights reflected in the Financial Statements, except for changes accruing in the ordinary course of business that would not, individually or in the aggregate, adversely affect the ability of the Subsidiaries and the Corporation, taken as a whole, to conduct their business in the ordinary course, consistent with past practice.

3.8 Tax. Except as set forth on Schedule 3.8:

(a) The Corporation and each Subsidiary has duly and timely filed with the appropriate taxing authorities all material federal, state and local income Tax Returns and all other material Tax Returns required to be filed through the date hereof and will duly and timely file any such returns required to be filed on or prior to the Closing. Such Tax Returns and other information filed are (and, to the extent they will be filed prior to the Closing, will be) complete and accurate in all material respects. Neither the Corporation nor any Subsidiary has pending any request for an extension of time within which to file federal, state or local income Tax Returns.

(b) None of the Corporation, any Subsidiary, Buyer or any direct or indirect Subsidiary of IEH is or will be liable for any Pre-Closing Taxes, except for Pre-Closing Taxes (other than income Taxes) shown as due and payable after the Closing on the Financial Statements.

(c) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or material Tax Returns of the Corporation or any Subsidiary. Neither the Corporation nor any Subsidiary has received a written notice of any such pending audits or proceedings. There are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from the Corporation or any Subsidiary.

(d) Neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted in writing against the Corporation or any Subsidiary any material deficiency or material claim for Taxes in excess of the reserves established therefor.

(e) There are no Liens for Taxes upon any property or assets of the Corporation or any Subsidiary, except for Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings as set forth on Schedule 3.8(e) and as to which adequate reserves have been established in accordance with GAAP.

3.9 Employee Benefit Plans. Except as set forth on Schedule 3.9 or in the Financial Statements or except for any of the following which does not increase any of the liabilities or obligations to which IEH is subject to as an Affiliate of the Corporation under ERISA:

(a) Except as accrued thereafter in accordance with the terms of the Plans as of the date hereof, neither the Corporation nor any of the Subsidiaries has incurred any material liability, and no event, transaction or condition has occurred or exists that could result in any material liability, on account of any Plans, including but not limited to liability for (i) additional contributions required to be made under the terms of any Plan or its related trust, insurance contract or other funding arrangement with respect to periods ending on or prior to the date hereof which are not reflected, reserved against or accrued in the Financial Statements; or (ii) breaches by the Corporation or any of the Subsidiaries or any of its respective employees, officers, directors, stockholders, or, to the Knowledge of PSC, the trustees under the trusts created under the Plans, or any other Persons under ERISA or any other applicable Law. Each of the Plans has been operated and administered in material compliance with its terms, all applicable Laws and, if applicable, collective bargaining agreements. Since the date of the Interim Financial Statements, neither the Corporation nor any of the Subsidiaries has communicated to any current or former director, officer, employee or consultant thereof any intention or commitment to amend or modify any Plan, or to establish or implement any other employee or retiree benefit or compensation plan or arrangement, which would materially increase the cost to the Corporation and the Subsidiaries, taken as a whole.

(b) Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, and the trust (if any) forming a part thereof has received or requested a favorable determination letter or is covered by an opinion letter from the Internal Revenue Service and, to the Knowledge of PSC, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. All amendments and actions required to bring each Plan into conformity with the applicable provisions of ERISA, the Code, and any other applicable Laws have been made or taken.

(c) There are no pending or threatened claims by or on behalf of any participant in any of the Plans, or otherwise involving any such Plan or the assets of any Plan, other than routine claims for benefits in the ordinary course. The Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS or the Department of Labor.

(d) None of the Plans provides benefits of any kind with respect to current or former employees, officers, or directors (or their beneficiaries) of the Corporation or any of the Subsidiaries beyond their retirement or other termination of employment, other than (i) coverage for benefits mandated by Section 4980B of the Code, (ii) death benefits or retirement benefits under an employee pension benefit plan (as defined by section 3(2) of ERISA), or (iii) benefits, the full cost of which is borne by such current or former employees, officers, directors, or beneficiaries.

(e) No Plan sponsored by the Corporation is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a “multiple employer plan” as addressed in section 4063 or 4064 of ERISA. No Plan sponsored by the Corporation is subject to Title IV of ERISA.

(f) The consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event, including, without limitation, the passage of time) result in (i) any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus payments or otherwise) becoming due under any agreement or oral arrangement to any current or former director, officer, employee or consultant of the Corporation or any of the Subsidiaries, (ii) any increase in the amount of salary, wages or other benefits payable to any director, officer, employee or consultant of the Corporation or any of the Subsidiaries, or (iii) any acceleration of the vesting or timing of payment of any benefits or compensation (including, without limitation, any increased or accelerated funding obligation) payable to any director, officer, employee or consultant of the Corporation or any of the Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

As an inducement to Buyer and IEH to enter into this Agreement, the Corporation hereby makes the following representations to Buyer and IEH, except as set forth in the Disclosure Schedule attached to this Agreement (it being agreed that any exceptions to such representations and warranties shall clearly identify the sections of this Agreement to which they apply).

4.1 Litigation. Except as disclosed in the Financial Statements or on Schedule 4.1, there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations, with such exceptions as are, individually or in the aggregate, not material in nature or amount, pending or, to the Knowledge of PSC or the Corporation, threatened against or affecting the Corporation or any Subsidiary or any of their officers, directors, employees or agents in their capacity as such, or any of the Corporation’s or the Subsidiaries’ respective Assets and Properties or the respective businesses of the Corporation or the Subsidiaries, and to the Knowledge of PSC or the Corporation, there are no facts or circumstances which may give rise to any of the foregoing. Except as disclosed in the Financial Statements or on Schedule 4.1, neither the Corporation nor any Subsidiary is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority.

4.2 Claims Against Officers and Directors. Except as set forth on Schedule 4.2, there are no pending or, to the Knowledge of PSC or the Corporation, threatened claims against any current or former director, officer, employee or agent of the Corporation, any of its Subsidiaries or any other Person, which could give rise to any claim for indemnification against the Corporation or any of the Subsidiaries or cause the Corporation or any of the Subsidiaries to incur any material liability or otherwise suffer or incur any material Loss.

4.3 Insurance.

(a) The Corporation and the Subsidiaries, as the case may be, maintain insurance policies that provide adequate and suitable insurance coverage for their respective businesses and are on such terms, cover such risks and are in such amounts as the insurance customarily carried by comparable companies of established reputation similarly situated and carrying on the same or similar business.

(b) Prior to the date hereof, the Corporation has delivered to Buyer all insurance policies (including policies providing property, casualty, liability, workers’ compensation, and bond and surety arrangements, but excluding any policies where the principal insured is a Person that is not the Corporation or the Subsidiaries) under which the Corporation and the Subsidiaries are insured, or named insured or otherwise the principal beneficiaries of coverage. All such insurance policies are in full force and effect. Neither the Corporation nor any of the Subsidiaries has received notice of any refusal of coverage with respect to an existing policy. All premiums due under all such policies have been paid.

4.4 Compliance with Law. Except as set forth in the Financial Statements or on Schedule 4.4, each of the Corporation and the Subsidiaries is in material compliance and, at all times, has been in material compliance in all respects with all applicable Laws relating to each of them or their respective Assets and Properties or business. Except as disclosed in the Financial Statements or on Schedule 4.4, no investigation or review by any Governmental or Regulatory Authority or self-regulatory authority is pending or, to the Knowledge of PSC or the Corporation, threatened, nor has any such authority indicated orally or in writing to PSC or the Corporation or any of the Subsidiaries an intention to conduct an investigation or review of the Corporation or any of the Subsidiaries or, with respect to the Corporation, any of the Subsidiaries or PSC.

4.5 Undisclosed Liabilities. Except as disclosed in the Financial Statements or as set forth on Schedule 4.5, neither the Corporation nor any of the Subsidiaries has any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, other than liabilities and obligations incurred after August 31, 2007 in the ordinary course of business consistent with past practice (including as to amount and nature).

4.6 Related Parties. Except (x) as set forth on Schedule 4.6 or (y) as otherwise disclosed in the Financial Statements or (z) with respect to clauses (i) and (iv), any Contract, transaction or arrangement in connection with the acquisition of the Corporation and the Subsidiaries by Affiliates of Carl C. Icahn which was consummated on December 31, 2003, (i) no Affiliate (other than an Affiliate consisting of the Corporation or a Subsidiary) of the Corporation nor any of the Subsidiaries is a party to any Contract with the Corporation; (ii) no Affiliate (other than an Affiliate consisting of the Corporation or a Subsidiary) of the Corporation nor any of the Subsidiaries owes any material amount of money to, nor is such Affiliate owed any material amount of money by, the Corporation or any of the Subsidiaries, (iii) neither the Corporation nor any of the Subsidiaries has, directly or indirectly, guaranteed or assumed any indebtedness for borrowed money or otherwise for the benefit of an Affiliate (other than an Affiliate consisting of the Corporation or a Subsidiary) of the Corporation or any of the Subsidiaries; and (iv) since December 31, 2006, neither the Corporation nor any of the Subsidiaries has made any material payment to, or engaged in any material transaction with, an Affiliate (other than an Affiliate consisting of the Corporation or a Subsidiary) of the Corporation.

4.7 Intellectual Property.

(a) Each of the Corporation and the Subsidiaries owns, or possesses adequate rights to use, all of its respective material patents, trade names, trademarks, copyrights, inventions, processes, designs, formulae, trade secrets, know-how and other intellectual property rights necessary for, used or held for use in the conduct of its business. All material intellectual property necessary for used or held for use in the conduct of the business of each of the Corporation or the Subsidiaries has been duly registered with, filed in or issued by the relevant filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable Law, and such registrations, filings or issuances remain in full force and effect.

(b) To the Knowledge of the Corporation, the conduct of the business of each of the Corporation or the Subsidiaries does not infringe or otherwise conflict with any rights of any Person in respect of intellectual property rights. To the Knowledge of the Corporation, none of the intellectual property rights owned by each of the Corporation or the Subsidiaries is being infringed or otherwise, in any way, used or available for use by any Person without a license or permission from the Corporation or the applicable Subsidiary, as the case may be, and neither the Corporation nor any of the Subsidiaries has taken or omitted to take any action which would have the effect of waiving any of its rights thereunder. Neither the Corporation nor any of the Subsidiaries has received written notice of any claim of infringement or conflict by any third party in respect of any intellectual property used by the Corporation or any of the Subsidiaries.

4.8 Environmental Matters. Except as set forth on Schedule 4.8 or in the Financial Statements:

(a) Each of the Corporation and the Subsidiaries has obtained all material Environmental Permits that are required with respect to its respective Assets and Properties and businesses, either owned or leased;

(b) Each of the Corporation and the Subsidiaries and their respective Assets and Properties and businesses are, and, to the Knowledge of PSC and the Corporation, have been, since January 1, 2004, in compliance in all material respects with all terms and conditions of all applicable Environmental Laws and Environmental Permits;

(c) There are no Environmental Claims pending or, to the Knowledge of PSC or the Corporation, threatened against the Corporation or any of the Subsidiaries. Neither the Corporation nor any of the Subsidiaries has received any notice from any Person of any violation or liability arising under any Environmental Law or Environmental Permit in connection with their respective Assets and Properties, business or operations;

(d) Neither the Corporation nor, to the Knowledge of PSC or the Corporation, any other Person has caused or taken any action that will result in any material liability, obligation or cost on the part of the Corporation or any of the Subsidiaries relating to (x) environmental conditions on, above, under or from any properties or assets currently or formerly owned, leased, operated or used by the Corporation or any of the Subsidiaries, other than those as to which reserves adequate for the payment in full to discharge such liabilities, obligations or costs have been established on the unaudited monthly balance sheet of the Corporation, dated as of August 31, 2007, or (y) the past or present use, management, transport, treatment, generation, storage, disposal, release or threatened release of Hazardous Materials;

(e) Neither the Corporation nor any of the Subsidiaries owns, leases or operates, or since January 1, 2004 has owned, leased or operated, any property listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

(f) Neither the Corporation nor any of the Subsidiaries is transporting, has transported since January 1, 2004, or is arranging for the transportation of, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against the Corporation or any of the Subsidiaries for investigative or remedial work, damage to natural resources, property damage or personal injury including claims under CERCLA;

(g) There are no sites, locations or operations at which either the Corporation or any of the Subsidiaries is currently undertaking, or has completed, any investigative, remedial, response or corrective action as required by Environmental Laws;

(h) There are no physical or environmental conditions existing on any property owned or leased by either the Corporation or any of the Subsidiaries resulting from its operations or activities, past or present, at any location, that would give rise to any material on-site or off-site investigative or remedial obligations or any corrective action under any applicable Environmental Laws, other than those as to which reserves adequate for the payment in full to perform such obligations or corrective actions have been established on the unaudited monthly balance sheet of the Corporation dated as of August 31, 2007; and

(i) PSC has caused the Corporation to provide to Buyer all material environmental site assessments, audits, investigations and studies in the Corporation’s or any of the Subsidiaries possession, custody or control.

4.9 Employees, Labor Matters, etc. Except as set forth in the Financial Statements or Schedule 4.9, neither the Corporation nor any of the Subsidiaries is a party to or bound by, and none of its respective employees is subject to, any collective bargaining agreement, and there are no labor unions or other organizations representing, to the Knowledge of the Corporation or any of the Subsidiaries, purporting to represent or attempting to represent any employees employed by the Corporation or any of the Subsidiaries. There has not occurred or been threatened any material strike, slow down, picketing, work stoppage, concerted refusal to work overtime, or other similar labor activity with respect to any employees of the Corporation or any of the Subsidiaries. There are no material labor disputes currently subject to any grievance procedure, arbitration or litigation, and there is no representation petition pending, or to the Knowledge of PSC or the Corporation, threatened with respect to any material number of the employees of the Corporation or any of the Subsidiaries. Each of the Corporation and the Subsidiaries has complied with all applicable Laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for any failure to comply that, individually and in the aggregate, is not reasonably likely to result in any Material Adverse Effect on the Corporation and its Subsidiaries, taken as a whole.

4.10 Real Property. Except as set forth on Schedule 4.10, (a) each of the Corporation and the Subsidiaries has Good and Defensible Title to, or a valid and subsisting leasehold estate, or easement, in each of their respective parcels of real property, leases in real property, or other interests in real property (collectively, the “Real Property”), free and clear of all Liens other than Permitted Encumbrances, and (b) all of the real property leases that constitute Real Property are valid, binding, and enforceable in accordance with their terms, and are in full force and effect.

4.11 Tangible Personal Property. Each of the Corporation and the Subsidiaries is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all of the real and personal property used or held for use in its business, including its interest in all improvements, goods and other personal property located on or used in connection with its Real Property (the “Fixtures and Equipment”). All the Fixtures and Equipment are in good working order and condition, ordinary wear and tear excepted, and their uses comply in all material respects with all applicable Laws. All of the Fixtures and Equipment are adequate for the uses to which they are being put and are sufficient for the conduct of the respective businesses of the Corporation and the Subsidiaries in the manner as conducted prior to the Closing. Each of the Corporation and the Subsidiaries owns all of its respective Fixtures and Equipment free and clear of all Liens except the Permitted Encumbrances.

4.12 Contracts.

(a) Schedule 4.12 contains a true and complete list of each of the following Contracts as of the date hereof:

(i) all Contracts providing for a commitment of employment by the Corporation or any of its Subsidiaries or consultation services for the Corporation or any of the Subsidiaries for a specified term and payments at any one time or in any one year in excess of $200,000;

(ii) all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of the Corporation or any of the Subsidiaries to engage in any business activity or compete with any Person;

(iii) all Contracts relating to any debt for borrowed money (other than trade payables) of the Corporation or any of the Subsidiaries in excess of $500,000 in principal amount per any such Contract;

(iv) all Contracts (other than this Agreement) providing for (i) the disposition or acquisition of any assets or properties that individually or in the aggregate are material to the business of the Corporation and the Subsidiaries, taken as a whole, or that contain continuing payment obligations (beyond customary indemnity provisions) of the Corporation or any of the Subsidiaries in excess of $1,000,000 in amount per year per any such Contract, or (ii) any merger or other similar business combination among the Corporation or any of the Subsidiaries and a Person that is not a Subsidiary;

(v) all material Contracts (other than this Agreement) that prohibit or contain material restrictions on the ability of the Corporation or any of the Subsidiaries to incur indebtedness or incur or suffer to exist any Lien, to purchase or sell any assets, to change the lines of business in which it participates or engages or to engage in any merger or other business combination;

(vi) all Contracts establishing any joint venture, strategic alliance or other similar collaboration, other than dedicated scrap metal purchase Contracts entered into in the ordinary course of business;

(vii) all Contracts with any Person obligating the Corporation or any of the Subsidiaries to guarantee or otherwise become directly or indirectly obligated with respect to any debt for borrowed money (other than any such debt incurred in the ordinary course of business) of the Corporation or any of the Subsidiaries in excess of $1,000,000 in principal amount per any such Contract;

(viii) all Contracts for the leasing of real property by the Corporation or any of the Subsidiaries providing for a lease payment in excess of $1,000,000 in amount per year per any such Contract and setting forth the address, landlord and tenant for each lease; and

(ix) all other Contracts that (i) involve the payment, pursuant to the terms of any such Contract, by the Corporation or any of the Subsidiaries of more than $1,000,000 annually per any such Contract, or (ii) cannot be terminated within 90 days after giving notice of termination without resulting in a cost or penalty to the Corporation exceeding $200,000.

(b) Prior to the date hereof, true, correct and complete copies of each Contract required to be disclosed in Schedule 4.12 have been delivered to, or made available for inspection by, Buyer. Each such Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Corporation or any of the Subsidiaries, as the case may be, and, of each other party thereto; and neither the Corporation nor any of the Subsidiaries nor, to the Knowledge of the Corporation or any of the Subsidiaries, any other party to such Contract, is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract). All conditions necessary to maintain these Contracts in force have been duly performed.

4.13 Licenses. Each of the Corporation and the Subsidiaries has all material Licenses necessary for, used or held for use in the conduct of its businesses.

4.14 Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Corporation to Buyer or any representative or Affiliate of Buyer in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND IEH

Buyer and IEH hereby represent and warrant to PSC as follows:

5.1 Organization of Buyer and IEH. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. IEH is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of IEH and Buyer has full organizational power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby, including without limitation, the obligation of Buyer to merge with the Corporation pursuant to this Agreement.

5.2 Authority. The execution and delivery by each of Buyer and IEH of this Agreement, and the performance by each of Buyer and IEH of its respective obligations hereunder, have been duly and validly authorized and, no other action on the part of Buyer or IEH or IEH’s general partner is necessary. This Agreement has been duly and validly executed and delivered by each of Buyer and IEH and constitutes a legal, valid and binding obligation of each of Buyer and IEH enforceable against each of Buyer and IEH in accordance with its terms.

5.3 No Conflicts. The execution and delivery by each of Buyer and IEH of this Agreement do not, and the performance by each of Buyer and IEH of its respective obligations under this Agreement and the consummation of the transactions contemplated hereby, will not:

(a) conflict with, or result in a violation or breach of, any of the terms, conditions or provisions of the organizational documents of either Buyer or IEH;

(b) conflict with, or result in a violation or breach of, any term or provision of any Law or Order applicable to Buyer or IEH (other than such conflicts, violations or breaches which will not have a Material Adverse Effect on Buyer or IEH); or

(c) (i) conflict with, or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Buyer or IEH to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon Buyer or IEH or any of their respective Assets and Properties under, any Contract or License to which Buyer or IEH is a party or by which any of their respective Assets and Properties are bound.

5.4 Consents and Approvals. No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by each of Buyer and IEH of this Agreement or the consummation of the transactions contemplated hereby.

5.5 Brokers. Neither Buyer nor IEH has used any broker or finder in connection with the transactions contemplated hereby, and neither PSC nor the Corporation has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained or purporting to be retained by Buyer or by IEH in connection with any of the transactions contemplated by this Agreement.

5.6 Financial Condition. Buyer owns all legal and beneficial equity interests in its Subsidiaries. Neither Buyer nor any of its subsidiaries has any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, nor do any of them have any Indebtedness (as defined in the UBS Facility) other than of the type described by Section 6.01(m) of the UBS Facility and clause (iii) of the definition of “Permitted Acquisition” in the UBS Facility. The assets and property of Buyer and its Subsidiaries are not subject to any Lien (as defined in the UBS Facility) other than of the type described under Section 6.02(k) of the UBS Facility.

ARTICLE VI

COVENANTS

6.1 Maintenance of Business Prior to Closing.

(a) The Corporation shall, and PSC shall cause the Corporation from the date hereof through the Closing Date to:

(i) conduct its operations and business according to their usual, regular and ordinary course consistent with past practice;

(ii) use all commercially reasonable efforts to keep its business and properties substantially intact, including its present operation, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, employees;

(iii) maintain its corporate existence;

(iv) maintain its books and records and accounts in its usual, regular, and ordinary manner in compliance with all applicable laws and governmental orders;

(v) pay and discharge when due all taxes, assessments and governmental charges imposed upon it or any of its properties, or upon the income or project therefrom in the ordinary course of business consistent with past practice;

(vi) promptly notify Buyer and IEH of any Material Adverse Change to the Corporation; and

(vii) permit representatives of Buyer and IEH to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Corporation, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Corporation.

(b) Without limiting the generality of the foregoing but subject to the exceptions set forth in clause (a) above, from the date hereof through the Closing, PSC shall not authorize or permit the Corporation directly or indirectly to do, or propose to do, and the Corporation shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of IEH:

(i) engage in any transaction or take or omit to take any action that would result in a breach of any representation or warranty in Articles II, III or IV of this Agreement;

(ii) declare, set aside, or pay any dividend, other than intercompany dividends by a Subsidiary to the Corporation or to another Subsidiary;

(iii) declare or pay any increase in compensation to any officer, director, employee or agent of the Corporation or any Subsidiary, except in the ordinary course of business consistent with past practice;

(iv) enter into any Contract that, had it been in effect on the date hereof, would have been required to be listed on Schedule 4.12, except for those Contracts entered into in the ordinary course of business consistent with past practice;

(v) permit, allow or suffer any of its properties, assets or rights to be subject to any Lien other than Permitted Encumbrances;

(vi) incur any long-term indebtedness, other than under the UBS Facility;

(vii) make any material capital expenditure or commitment, other than for emergency repairs or replacement, except for those capital expenditures or commitments made in the ordinary course of business consistent with past practice; or

(viii) other than with respect to UBS Facility, terminate, materially modify, assign, or materially amend any Contract required to be listed on Schedule 4.12, except in the ordinary course of business consistent with past practice.

6.2 Efforts to Consummate Transaction.

(a) From the date hereof through the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. The parties will use their commercially reasonable efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in a Material Adverse Effect on the Corporation or its Subsidiaries or an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable Law or regulation or from any Governmental or Regulatory Authority or third parties, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. For purposes of this Section 6.2, PSC shall not be obligated to make, or cause to be made, any payment to any third party as a condition to obtaining such party’s consent or approval, other than for required filing fees.

(b) From the date hereof through the Closing Date, PSC shall give prompt written notice to Buyer and IEH of:  (i) any occurrence, or failure to occur, of any event whose occurrence or failure to occur would reasonably be expected to cause any representation or warranty of PSC or the Corporation contained in this Agreement, if made on or as of the date of such event or as of the Closing Date, to be untrue or inaccurate, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; or (ii) any failure of PSC, the Corporation or any officer, general partner, director, employee, consultant or agent of PSC or the Corporation, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement; provided, however, that no such notification shall affect the representations or warranties of PSC or the conditions to the obligations of Buyer hereunder. From the date hereof through the Closing Date, each of Buyer and IEH shall give prompt written notice to PSC of:  (i) any occurrence, or failure to occur, of any event whose occurrence or failure to occur would reasonably be expected to cause any representation or warranty of Buyer or IEH contained in this Agreement, if made on or as of the date of such event or as of the Closing Date, to be untrue or inaccurate, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; or (ii) any failure of Buyer or IEH or any officer, general partner, director, employee, consultant or agent of Buyer or IEH, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement; provided, however, that no such notification shall affect the representations or warranties of Buyer or IEH or the conditions to the obligations of PSC or the Corporation hereunder.

6.3 Tax Matters.

(a) Responsibility for Filing Income Tax Returns for Periods through the Closing Date. The common parent of the federal consolidated income Tax group of which PSC is a member (the “Common Parent Group”) shall include the income of the Corporation and its Subsidiaries on the Common Parent Group’s consolidated federal income Tax Return for all periods through the Closing Date and pay any federal income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, the Common Parent Group shall cause the Corporation and its Subsidiaries to join in the Common Parent Group’s consolidated federal income Tax Return and, in jurisdictions requiring separate reporting from the Common Parent Group, to file separate company state and local income tax returns. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. Buyer shall cause the Corporation and its Subsidiaries to furnish information to the Common Parent Group as reasonably requested by the Common Parent Group to allow the Common Parent Group to satisfy its obligations under this section in accordance with past custom and practice. Buyer shall cause the Corporation and its Subsidiaries to file income Tax Returns for all periods other than the periods ending on or before the Closing Date.

(b) Tax Sharing Agreements. PSC shall cause all tax sharing, allocation, indemnity or similar arrangements between the Corporation or any Subsidiary and any Affiliate to be terminated or modified so that after the Closing, neither the Corporation nor any Subsidiary shall be bound thereby or have any rights or liability thereunder.

(c) Transfer Taxes. All real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax) shall be borne equally between PSC and Buyer.

(d) Elections. PSC shall make any election requested by Buyer to enable the Buyer to receive, to the extent possible, for federal income tax purposes, a carryover basis equal to PSC’s basis in the Metals Stock as of the Closing Date as a result of the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND IEH

The obligations of Buyer and IEH under Article I of this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

7.1 Warranties True as of Both Present Date and Closing Date. Each of the representations and warranties of PSC and of the Corporation contained herein shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct in all material respects (except for the representations and warranties contained in Section 3.2, which shall be accurate, true and correct in all respects) on and as of the Closing Date with the same force and effect as though made by PSC and the Corporation as of the Closing Date.

7.2 Compliance by PSC and the Corporation. Each of PSC and the Corporation shall have duly performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by PSC or the Corporation, as the case may be, on or prior to the Closing Date.

7.3 Certificates of PSC and the Corporation. Buyer shall have received (i) a certificate dated as of the Closing Date executed by an authorized officer of PSC certifying as to the fulfillment and satisfaction of the conditions set forth in Sections 7.1 and 7.2 and (ii) a certificate dated as of the Closing Date executed by an authorized officer of the Corporation certifying as to the fulfillment and satisfaction of the conditions set forth in Sections 7.1 and 7.2.

7.4 No Material Adverse Change. No Material Adverse Change to the Corporation shall have occurred and no event shall have occurred which is reasonably likely to have a Material Adverse Effect on the Corporation and its Subsidiaries, taken as a whole.

7.5 Actions or Proceedings. No action or proceeding by any Governmental Authority shall have been instituted or threatened, and no action or proceeding by other Person shall have been instituted, which (a) is reasonably likely to have a Material Adverse Effect on the Corporation and its Subsidiaries, taken as a whole, or (b) is reasonably likely to enjoin, restrain or prohibit, or is reasonably likely to result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

7.6 Conversion to Limited Liability Companies.  Each of those Subsidiaries listed on Schedule 7.6 (the “U.S. Subsidiaries”) shall have been converted (through statutory conversion, merger or otherwise) to limited liability companies.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PSC AND THE CORPORATION

The obligations of PSC and the Corporation under Article I of this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

8.1 Warranties True as of Both Present Date and Closing Date. Each of the representations and warranties of Buyer and of IEH contained herein shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Buyer and IEH on and as of the Closing Date.

8.2 Compliance by Buyer. Buyer and IEH shall have duly performed and complied with its respective covenants, obligations and agreements contained in this Agreement to be performed and complied with by Buyer or IEH, as the case may be, on or prior to the Closing Date.

8.3 Certificates of Buyer and IEH. PSC shall have received (i) a certificate dated as of the Closing Date executed by an authorized officer of Buyer certifying as to the fulfillment and satisfaction of the conditions set forth in Sections 8.1 and 8.2 and (ii) a certificate dated as of the Closing Date executed by a duly authorized officer of the general partner of IEH certifying as to the fulfillment and satisfaction of the conditions set forth in Sections 8.1 and 8.2.

8.4 Actions or Proceedings. No action or proceeding by any Governmental Authority shall have been instituted or threatened, and no action or proceeding by other Person shall have been instituted, which (a) is reasonably likely to have a Material Adverse Effect on PSC or the Corporation and its Subsidiaries, taken as a whole, or (b) is reasonably likely to enjoin, restrain or prohibit, or is reasonably likely to result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a) By written notice of PSC or Buyer, if the Closing shall not have taken place on or before November 30, 2007; provided, however, that the right to terminate this Agreement under this Section 9.1 shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(b) By Buyer, if there shall have been a material breach of any covenant, representation or warranty or other agreement of PSC or the Corporation hereunder, and such breach shall not have been remedied within ten (10) Business Days after receipt by PSC or the Corporation, as the case may be, of notice in writing from Buyer specifying the breach and requesting such be remedied; or

(c) By PSC, if there shall have been a material breach of any covenant, representation or warranty or other agreement of Buyer or IEH hereunder, and such breach shall not have been remedied within ten (10) Business Days after receipt by Buyer or IEH, as the case may be, of notice in writing from PSC specifying the breach and requesting such be remedied.

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 all obligations of the parties hereunder shall terminate, except for the obligations set forth in Article X and Article XII, which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior willful breach of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification by Arnos. Arnos agrees to indemnify Buyer, its Affiliates and their respective officers, directors, employees, independent contractors, stockholders, principals, partners, agents, or representatives (other than Carl Icahn and his Affiliates other than American Property Investors, Inc. and its controlled Affiliates (each an “Indemnified Person” and collectively, the “Indemnified Persons”) against, and to hold each Indemnified Person harmless from, any and all (i) Losses incurred or suffered by any Indemnified Person relating to or arising out of or in connection with (a) any breach of or any inaccuracy in any representation or warranty made by PSC or the Corporation in this Agreement other than any breaches of or inaccuracies contained in any representation or warranty contained in Section 4.8 (for purposes of the representations and warranties contained in Section 3.8(b), the existence of any breach and the amount of any Taxes arising or resulting therefrom will be determined without regard to any disclosures by the Company or any Subsidiary set forth on Schedule 3.8), or (b) any breach of or failure by PSC to perform any of its covenants or obligations set out or contemplated in this Agreement and (ii) Losses incurred or suffered by any Indemnified Person relating to or arising out of or in connection with any Environmental Claim to the extent that the same is based upon, or arises out of, any Pre-Closing Environmental Liabilities. Notwithstanding any provisions to the contrary contained herein, the aggregate liability of Arnos for any and all obligations under this Agreement shall in no event exceed the Purchase Price received by PSC.

10.2 Claims. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the Indemnified Person shall promptly give notice to Arnos of such claim and the amount the Indemnified Person will be entitled to receive hereunder from Arnos; provided that the failure of the Indemnified Person to promptly give notice shall not relieve Arnos of its obligations except to the extent (if any) that Arnos shall have been prejudiced thereby. If Arnos does not object in writing to such indemnification claim within 30 days of receiving notice thereof, the Indemnified Person shall be entitled to recover, on the thirty-fifth day after such notice was given, from Arnos the amount of such claim, and no later objection by Arnos shall be permitted; if Arnos agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover, on the thirty-fifth day after such notice was given, from Arnos the lesser amount, without prejudice to the Indemnified Person’s claim for the difference. In addition to the amounts recoverable by the Indemnified Person from Arnos pursuant to the foregoing provisions, the Indemnified Person shall also be entitled to recover from Arnos interest on such amounts at the rate of Two Times Prime from, and including, the thirty-fifth day after such notice of an indemnification claim is given to, but not including, the date such recovery is actually made by the Indemnified Person.

10.3 Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to Arnos of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto (a “Third Party Claim”) in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to promptly give notice shall not relieve Arnos of its obligations except to the extent (if any) that Arnos shall have been prejudiced thereby. Arnos may, at its own expense, participate in the defense of any Third Party Claim, suit, action or proceeding (a) upon notice to the Indemnified Person and (b) upon delivery by Arnos to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification for all Losses arising out of such Third Party Claim, suit, action or proceeding and that Arnos shall be liable for the entire amount of any Loss, at any time during the course of any such Third Party Claim, suit, action or proceeding, assume the defense thereof; provided, however, that (i) Arnos’s counsel is reasonably satisfactory to the Indemnified Person, and (ii) Arnos shall thereafter consult with the Indemnified Person upon the Indemnified Person’s reasonable request for such consultation from time to time with respect to such Third Party Claim, suit, action or proceeding. If Arnos assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Arnos. If, however, the Indemnified Person reasonably determines in its judgment that representation by Arnos’s counsel of both Arnos and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such Third Party Claim, action, suit or proceeding and Arnos shall pay all of the fees and disbursements in connection with the retention of such separate counsel. If Arnos fails to promptly notify the Indemnified Party that Arnos desires to defend the Third Party Claim pursuant, or if Arnos gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of Arnos, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Person in good faith or will be settled at the discretion of the Indemnified Person (with the consent of Arnos, which consent will not be unreasonably withheld). The Indemnified Person will have full control of such defense and proceedings, including any compromise or settlement thereof. Whether or not Arnos chooses to defend or prosecute any such Third Party Claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

10.4 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or Arnos, of any claim, suit, action or proceeding shall also be binding upon Arnos or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise thereof; provided, however, that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person will give Arnos at least thirty (30) days notice of any proposed settlement or compromise of any Third Party Claim, suit, action or proceeding it is defending, during which time Arnos may reject such proposed settlement or compromise; provided, however, that from and after such rejection, Arnos shall be obligated to assume the defense of and full and complete liability and responsibility for such Third Party Claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

10.5 Failure of Arnos to Act. In the event that Arnos does not assume the defense of any Third Party Claim, suit, action or proceeding brought against an Indemnified Person, then any failure of the Indemnified Person to defend or to participate in the defense of any such Third Party Claim, suit, action or proceeding or to cause the same to be done, shall not relieve Arnos of any of its obligations under this Agreement.

10.6 Tax Character. Arnos, PSC and Buyer agree that any payments pursuant to this Article X will be treated for federal and state income tax purposes as adjustments to the Purchase Price, and that they will report such payments on all Tax Returns consistently with such characterization.

10.7 Sole and Exclusive Remedy. The indemnification remedy provided to the Indemnified Persons under this Article X shall be the sole and exclusive remedy to which the Buyer and each other Indemnified Person shall be entitled after the Closing for any breach of any representation or warranty or any covenant by PSC or the Corporation under this Agreement. The representations and warranties of PSC, the Corporation, Buyer and IEH contained in Articles II, III, IV and V of this Agreement may have been made for the purposes of allocating risks among the parties to this Agreement, and such representations and warranties shall not confer, and shall not be deemed to confer, any personal liability on any director, officer or employee of any party to this Agreement.

ARTICLE XI

DEFINITIONS

11.1 Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person.

“Affiliated Group” shall mean an affiliated group of corporations within the meaning of Section 1504(a) of the Code, or any similar provision of state, local or foreign law, filing a consolidated, combined or unitary Tax Return of which PSC or any of its Affiliates is or was the common parent.

“Agreement” has the meaning ascribed to it in the recitals.

“Arnos” has the meaning ascribed to it in the recitals.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Audited Financial Statements” means the consolidated audited financial statements of the Corporation as of December 31, 2006 and December 31, 2005, consisting of the balance sheet at such date and the related statements of operations, statement of stockholders equity, and cash flows for the year then ended, each accompanied by the audit report of Grant Thornton LLP, independent public auditors with respect to the Corporation.

“Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which commercial banks located in New York City are generally closed for business.

“Business or Condition” of any Person means the business, condition (financial or otherwise), properties, assets or results of operations or prospects of such Person, taken as a whole.

“Buyer” has the meaning ascribed to it in the recitals.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“Closing” has the meaning ascribed to it in Section 1.3.

“Closing Date” has the meaning ascribed to it in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Parent Group” has the meaning ascribed to it in Section 6.3(a)

“Contract” means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, which is intended or purports to be binding and enforceable and to which either the Corporation or any of the Subsidiaries is a party.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Corporation” has the meaning ascribed to it in the recitals.

“Disclosure Schedule” shall mean the Disclosure Schedule attached to this Agreement and incorporated herein by reference.

“Dollars” or numbers proceeded by the symbol “$” means amounts in United States Dollars.

“Environmental Claim” means any action, lawsuit, claim or proceeding (including, without limitations, actions, lawsuits, claims or proceedings by private individuals, Governmental or Regulatory Authorities and employees) arising under any Environmental Law. An Environmental Claim includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit.

“Environmental Law” means all applicable foreign, federal, state, district, and local civil and criminal laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, injunctions, judicial or administrative orders, and contractual obligations relating to public health, welfare and the environment, or for the safety and health of employees or individuals, including, without limitation, those requirements relating to the storage, handling and use of chemicals and other Hazardous Materials, those relating to the generation, processing, treatment, storage, transport, investigation and remediation, or other management of waste materials of any kind, and those relating to the protection of environmentally sensitive species or areas. Environmental Laws include but are not limited to OSHA, CERCLA, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Oil Pollution Act of 1990 (“OPA”), as amended, the Hazardous Materials Transportation Act, as amended, the Endangered Species Act of 1973, and the state analogs to these.

“Environmental Permit” means any permit, license, approval, registration or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” means the Audited Financial Statements and the Interim Financial Statements.

“Fixtures and Equipment” has the meaning ascribed to it in Section 4.11.

“GAAP” means U.S. generally accepted accounting principles at the time in effect.

“Good and Defensible Title” means such right title and interest that is (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice, and (b) subject to Permitted Encumbrances, free and clear of all Liens, claims, infringements, burdens and other defects.

“Governmental Approvals” has the meaning ascribed to it in Section 3.5.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, administrative or other agency, commission, authority, licensing board official or other instrumentality of the United States or any state, county, city or other political subdivision thereof, or of any foreign government having competent jurisdiction over the Business or Condition of any Person.

“Hazardous Material” means “hazardous substance” and “pollutant or contaminant,” as those terms are defined or used in Section 101 of CERCLA and any other substances or chemicals regulated because of their effect or potential effect on public health and the environment, or the health and safety of employees or individuals, including, without limitation, (i) petroleum, petroleum hydrocarbons, or any fraction or byproduct thereof, (ii) natural gas liquids, (iii) polychlorinated byphenyls in any form or condition, (iv) lead paint, (v) asbestos containing materials in any form or condition, (vi) urea formaldehyde, (vi) radioactive materials, including any naturally occurring radioactive material, and any source, special or byproduct material, and (vii) putrescible and infectious materials.

“IEH” has the meaning ascribed to it in the recitals.

“Indemnified Person” or “Indemnified Persons” have the respective meanings ascribed to them in Section 9.1(a).

“Intercompany Note” has the meaning ascribed to it in Section 1.4.

“Interim Financial Statements” means the unaudited internal financial statements of the Corporation for the eight (8) months ended August 31, 2007, consisting of the balance sheet at such date and the related statements of operations for the period then ended.

“Knowledge” or “knowledge” means, with respect to PSC and/or the Corporation, in each case the knowledge of any director, officer or senior executive of PSC or the Corporation.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“License” means licenses, permits, certificates of authority, authorizations, approvals, registrations, findings of suitability, variances, exemptions, certificates of occupancy, orders, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Lien” means any mortgage, lien (except for any lien for Taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment, encumbrance or other adverse claim of any kind or description.

“Loss” or “Losses” means any and all liabilities, losses, costs, claims, obligations, damages (including consequential damages if and to the extent actually paid to a third party in connection with a Third Party Claim, amounts paid in settlement, and reasonable expenses of investigation, enforcement and collection), penalties and expenses (including attorneys’ and accountants’ fees and expenses and costs of investigation and litigation), whether absolute, accrued, conditional or otherwise.

“Material Adverse Effect” or “Material Adverse Change,” as to any Person, means a material adverse change (or circumstance involving a prospective change) in the Business or Condition of such Person.

“Metals Stock” has the meaning ascribed to it in the recitals.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“OSHA” means the Occupational Safety and Health Act, as amended, or any successor statute, and any regulations promulgated thereunder.

“Permitted Encumbrances” means, as applicable,

(a) any liens for taxes and assessments not yet delinquent as of the Closing Date;

(b) any Liens or security interests created by law or reserved in leases attributable to any assets or property for royalty, bonus or rental, or created to secure compliance with the terms of any assets or property;

(c) any obligations or duties affecting any assets or property to any municipality or public authority with respect to any franchise, grant, license or permit, and all applicable Laws, rules and orders of any Governmental or Regulatory Authority;

(d) any (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, lodging, canals, ditches, reservoirs or the like, and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way attributable to any assets or property;

(e) encumbrances securing payments to mechanics and material men and encumbrances attributable to any assets or property securing payment of taxes or assessments that are, in either case, not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

(f) Liens under the UBS Facility and the Permitted Liens (as defined under the UBS Facility); and

(g) Liens reflected on the UCC search results set forth in the Disclosure Schedule.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plans” shall mean all material pension and profit sharing, retirement and post retirement welfare benefit, health insurance benefit (medical, dental and vision), disability, life and accident insurance, sickness benefit, vacation, bonus, incentive, deferred compensation, workers compensation, stock purchase, stock option, phantom stock and other equity-based, severance, employment, change of control or fringe benefit plans, programs, arrangements or agreements, whether written or oral, including any employee benefit plans defined in Section 3(3) of ERISA, maintained or contributed to by the Corporation or any of the Subsidiaries.

“Pre-Closing Environmental Liabilities” shall mean any and all liabilities, claims, demands, commitments or obligations of every kind and description arising under or pursuant to any Environmental Law and relating to the operation of the Corporation or the ownership or operation of the Real Property relating to actions occurring or conditions existing on or prior to the Closing Date.

“Pre-Closing Tax Period” shall mean any tax period or portion thereof ending on or before the Closing Date.

“Pre-Closing Taxes” shall mean Taxes (without duplication) (a) of the Corporation or any Subsidiary for all Pre-Closing Tax Periods, (b) of any member of an Affiliated Group of which the Corporation or any Subsidiary (or any predecessor of the Company or any Subsidiary) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign law or regulation) that arose on or after January 1, 2004 or (c) of any Person imposed on the Company or any Subsidiary as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing and during a period the Corporation or any Subsidiary was held or owned (directly or indirectly) by PSC or any of its Affiliates, (d) arising as a result of an inclusion in excess of $2,500,000 under Section 951(a) of the Code (or any similar provision of state or local law) attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code (or any similar provision of state or local law), received or accrued by the any Subsidiary on or prior to the Closing Date or (B) the holding of “United States property,” within the meaning of Section 956 of the Code (or any similar provision of state or local law), by any Subsidiary on or prior to the Closing Date or (e) resulting from the sale of the Metals Stock or the other transactions contemplated by this Agreement occurring prior to the Closing or undertaken by the Corporation or any Subsidiary in connection with the sale of the Metals Stock or such transactions occurring prior to the Closing (but excluding any transfer Taxes payable by Buyer pursuant to Section 6.3(c)).

“PSC” has the meaning ascribed to it in the recitals.

“Purchase Price” has the meaning ascribed to it in Section 1.2.

“Real Property” has the meaning ascribed to it in Section 4.10.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors of such corporation, (B) the interest in the capital or profits of such partnership or limited liability company or (C) the beneficial interest in such trust or estate is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies, duties, liabilities, impositions or other assessments, including, without limitation, income, gross receipts, profits, excise, real or personal property, environmental, recapture, sales, use, value-added, withholding, social security, retirement, employment, unemployment, occupation, service, license, net worth, payroll, franchise, gains, stamp, transfer and recording taxes, fees and charges, imposed by a Tax Authority, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, duties, liabilities, impositions or other assessments.

“Tax Authority” means the U.S. Internal Revenue Service or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)).

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including attachments thereto and amendments thereof, and including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party Claim” has the meaning ascribed to it in Section 10.3.

“Two Times Prime” means two times the prime rate published by Citibank, N.A.

“UBS Facility” means (i) that certain Credit Agreement dated as of December 30, 2004 among PSC, certain of PSC’s Subsidiaries, UBS AG, Stamford Branch, as administrative agent, and the other agents and lenders party thereto and (ii) that certain Security Agreement dated as of December 30, 2004 among PSC, certain of PSC’s Subsidiaries, and UBS AG, Stamford Branch and Bank of America, N.A. as collateral agents.

“U.S. Subsidiaries” has the meaning ascribed to it in Section 7.6.

“Working Capital Amount” means the current assets of the Corporation and its Subsidiaries minus the current liabilities of the Corporation and its Subsidiaries (in each case as determined in accordance with GAAP, applied on a basis consistent with the Audited Financial Statements).

ARTICLE XII

MISCELLANEOUS

12.1 Investigation. It shall be no defense to an action for breach of this Agreement that Buyer or its agents have (or have not) made investigations into the affairs of the Corporation or have knowledge of a misrepresentation or breach of warranty or that the Corporation or PSC could not have known of the misrepresentation or breach of warranty.

12.2 Survival of Representations and Warranties. The representations and warranties of the parties hereunder shall survive the Closing.

12.3 Entire Agreement. This Agreement, including the schedules and exhibits hereto, which are incorporated herein and made an integrated part hereof, constitutes the entire agreement between the parties hereto and supersedes any and all prior discussions and agreements between the parties relating to the subject matter hereof.

12.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

12.5 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

12.6 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person, except that each Indemnified Person shall be a third party beneficiary of Article X.

12.7 Assignment; Binding Effect. No party may assign this Agreement or any right, interest or obligation hereunder without the prior written consent of the other Parties. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

12.8 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

12.9 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

12.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof, except as to matters relating to the internal affairs of Buyer, IEH, PSC or the Corporation, which shall be governed by the respective law of their organization or incorporation, as the case may be.

12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

12.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. No party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties. No party will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

12.13 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of any NY State Court in the County of New York or any courts of the United States of America located in the Southern District of New York, and each party hereby agrees that all suits, actions and proceedings brought by such party hereunder shall be brought in any such court. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party or the other party. In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by any means permitted by Section 12.15 (other than facsimile transmission). Each party agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

12.14 Expenses. All expenses, costs and fees in connection with the transactions contemplated hereby (including fees and disbursements of counsel, consultants and accountants) incurred by (a) PSC shall be paid and borne exclusively by PSC, (b) Buyer shall be paid and borne exclusively by Buyer, (c) IEH shall be paid and borne exclusively by IEH, (d) Arnos shall be paid and borne exclusively by Arnos and (e) the Corporation shall be paid and borne exclusively by the Corporation. Notwithstanding the foregoing, if this Agreement is terminated prior to the Closing and such termination results from any breach by PSC, IEH or Buyer, as the case may be, of any representation, warranty or covenant by such party, then such breaching party shall reimburse the non-breaching party for all such expenses, fees and cash, including for all expenses, fees and cash incurred in connection with obtaining high yield or other financing.

12.15 Notices. All notices, request, demands and other communications hereunder shall be in writing and shall be delivered personally, by certified or registered mail, return receipt requested, and postage prepaid, by courier, or by facsimile transmission, addressed as follows:

If to PSC:

Philip Services Corporation
5151 San Felipe, Suite 1600
Houston, TX 77056
Attn:

With a copy to:

Icahn Associates Corp.
767 Fifth Avenue
New York, NY 10153
Attn: Jordan Bleznick

If to the Corporation:

PSC Metals, Inc.
5875 Landerbrook Drive, Suite 200
Mayfield Heights, OH 44124
Attn: Joseph King

With a copy to:

Icahn Associates Corp.
767 Fifth Avenue
New York, NY 10153
Attn: Jordan Bleznick

If to Arnos:

Arnos Corp.
c/o American Casino & Entertainment Properties, LLC
Finance Department
2000 Las Vegas Boulevard South
Las Vegas, NV 89104
Attn: Craig Pettit

If to Buyer or IEH:

c/o Icahn Enterprises Holdings L.P.
White Plains Plaza
445 Hamilton Avenue - Suite 1210
White Plains, NY 10601

With a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: William D. Regner

or to such other address as a party may from time to time designate in writing in accordance with this Section 12.15. Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (a) on the Business Day it is sent, if sent by personal delivery, (b) the earlier of receipt of three Business Days after having been sent by certified or registered mail, return receipt requested and postage prepaid, (c) on the Business Day it is sent, if sent by facsimile transmission and an activity report showing the correct facsimile number of the party on whom notice is served and the correct number of pages transmitted is obtained by the sender (provided, however, that such notice or other communication is also sent by some other means permitted by this Section 12.15, or (d) on the first Business Day after sending, if sent by courier or overnight delivery.

12.16 Further Assurances. Each of the parties hereto covenants and agrees that, from time to time subsequent to Closing, it will, at the request of the other party, execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as such other party may from time to time request be executed or done in order to better evidence, perfect or effect any provision of this Agreement, or of any agreement or other document executed pursuant to this Agreement, or any of the respective obligations intended to be created hereby or thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

Arnos Corp.

By:
Name: Title:

Philip Services Corporation

By:
Name: Title:

PSC Metals Inc.

By:
Name: Title:

Cloud Holding LLC

By:
Name: Title:

Icahn Enterprises Holdings L.P.
By: American Property Investors, Inc., its general partner

By:
Name: Title:

[Signature Page to the Philip Services Stock Purchase Agreement - PSC to IEH]

GUARANTY: The undersigned hereby guarantees the payment and performance by Buyer of all of its duties and obligations under this Agreement when due.

Icahn Enterprises Holdings L.P.

By:
Name: Title:

[Signature Page to the Philip Services Stock Purchase Agreement - PSC to IEH]